EXHIBIT 3.6
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEP OLPGP, LLC
A DELAWARE LIMITED LIABILITY COMPANY
     This LIMITED LIABILITY COMPANY AGREEMENT OF DEP OLPGP, LLC (the “Agreement”), dated as of September 29, 2006, is adopted, executed and agreed to by the Sole Member (as defined below).
1.	Formation. DEP OLPGP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.	Term. The Company shall have a perpetual existence.

3.	Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity permitted under the Act.

4.	Sole Member. Duncan Energy Partners L.P., a Delaware limited partnership, shall be the sole member of the Company (the “Sole Member”).

5.	Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.	Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.	Management. The management of the Company is fully reserved to the Sole Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who shall make all decisions and take all actions for the Company.

8.	Indemnification.
8.1	No Indemnitee shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company (including any act or omission that constitutes negligence of such Indemnitee or for which such Indemnitee is strictly liable) if such Indemnitee’s conduct shall not have constituted gross negligence or willful misconduct.

8.2	To the fullest extent permitted by law, the Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which it may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not it continued to be an Indemnitee or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred, including Losses arising from the negligence or strict liability of such Indemnitee; provided that an Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of an Indemnitee or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify each of the Indemnitees if it is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Company, against any Losses incurred by such Indemnitee in connection with the defense or settlement of such action; provided that such Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of such Indemnitee. The Company may advance an Indemnitee any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by such Indemnitee on behalf of the Company; and (ii) such Indemnitee provides a written undertaking to repay to the Company the amounts of such advances in the event that such Indemnitee is determined to be not entitled to indemnification hereunder.

8.3	The indemnification provided by this Section 8 shall not be deemed to be exclusive of any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.

8.4	For purposes of this Section 8, the capitalized terms below have the following definitions:

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i.	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.

ii.	“Indemnitee” means (a) the Sole Member, (b) any Person who is an Affiliate of the Sole Member, (c) any Person who is serving at the request of the Sole Member or any Affiliate of the Sole Member as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Company, and (d) any Person the Sole Member designates as an “Indemnitee” for purposes of this Agreement.

iii.	“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
9.	Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

10.	Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has duly executed this Limited Liability Company Agreement as of the date first written above.

DUNCAN ENERGY PARTNERS L.P.

By:	DEP Holdings, LLC, its General Partner

	By:	/s Richard H. Bachmann

	Name:	Richard H. Bachmann
	Title:	President and Chief Executive Officer

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